Exhibit 99.1

Carrollton Bancorp Reports Third Quarter Net Loss and Announces a $0.04 Quarterly Dividend

BALTIMORE--(BUSINESS WIRE)--November 3, 2009--Carrollton Bancorp, (NASDAQ: CRRB) the parent company of Carrollton Bank, announced a net loss for the third quarter of 2009 of $594,000, due primarily to a loan loss provision of $1.6 million, compared to net income of $51,000 for the third quarter of 2008. Net loss attributable to common shareholders for the third quarter of 2009 was $732,000 ($0.23 loss per diluted share) compared to a net income of $51,000 ($0.02 income per diluted share) for the third quarter of 2008.

The Company recorded a provision for loan losses of $1.6 million in the third quarter of 2009 compared to $799,000 in the same period of 2008. The allowance for loan losses represented 1.58% of outstanding loans as of September 30, 2009 compared to 1.31% at September 31, 2008. Non-performing assets totaled $14.8 million at September 30, 2009 compared to $9.8 million at December 31, 2008 and $12.1 million at September 30, 2008. $4.4 million of the non-performing assets were land, acquisition and development loans and $4.7 million were restructured loans at September 30, 2009.

Net income for the nine month period ended September 30, 2009 totaled $91,000 compared to net income of $1.1 million for the prior year period. Net loss attributable to common shareholders for the nine months ended September 30, 2009 was $254,000 ($0.10 loss per diluted share) compared to a net income of $1.1 million ($0.42 income per diluted share) for the prior year period.

Carrollton Bancorp also announced a quarterly dividend of $0.04 per share, payable December 1, 2009 to shareholders of record on November 13, 2009.

Mr. Robert A. Altieri, President and Chief Executive Officer, stated that “The Company and its entire team are focused on managing asset quality, liquidity and continuing to serve our customers and seeking and delivering on opportunities to grow the business in these still challenging times. Despite the difficult economy, the Company remains well capitalized and focused on providing a stable source of funds for our customers.”

Total assets for the period ended September 30, 2009 compared to September 30, 2008 reflect a 6% or $25.5 million increase to $430.1 million.

Gross loans increased 8% or $24.1 million from $300.0 million at September 30, 2008 to $324.1 million at September 30, 2009. Investments decreased 12% or $9.1 million to $65.2 million at September 30, 2009.

Total deposits increased 22% or $61.8 million to $339.7 million while borrowings decreased $43.6 million. The increase in deposits was due primarily to a 41% or $57.4 million increase in time deposits and was used to pay down borrowings.

Mr. Altieri added that “Our core business, loans and deposits, continues to improve, but, we have to reevaluate our cost structure to increase efficiency and help support continued growth.”

During the same period, stockholders’ equity increased 18% or $5.6 million to $36.4 million or 8.5% of total assets compared to 7.6% at September 30, 2008. The increase was due primarily to the $9.2 million raised by participation in the Treasury’s Capital Purchase Program through the sale of Series A Preferred Stock, effective February 13, 2009. These increases were partially offset by preferred and common stock dividends paid of $1.1 million and an increase in accumulated other comprehensive loss of $2.4 million. The increase in accumulated other comprehensive loss was due to the decrease in the fair market value of the available for sale securities partially offset by the increase in the fair market value of the effective cash flow hedge.

For the quarter ended September 30, 2009, net interest income declined 8% or $298,000 to $3.2 million. The $298,000 decrease in net interest income was due to the 60 basis point decrease in the Company’s net interest margin to 3.25% for the quarter ended September 30, 2009 from 3.85% in the comparable quarter in 2008. This decrease was partially offset by the $33.3 million increase in average interest-earning assets.

Non-interest income continues to be a large contributor to the Company's profitability. The majority of the Company’s non-interest income is derived from three sources: the Bank’s Electronic Banking Division, Carrollton Mortgage Services, Inc. and Carrollton Financial Services, Inc. Non-interest income was $1.7 million for the three months ended September 30, 2009, an increase of 5% or $85,000, compared to the corresponding period in 2008. This increase was due to the $397,000 increase in mortgage banking fees and gains and the $46,000 increase in Electronic Banking. These increases were partially offset by the $33,000 decrease in service charges, the $36,000 decrease in brokerage commissions and the $245,000 security losses due primarily to the other-than-temporary impairment charges related to debt securities issued by financial institutions.

Non-interest expenses were substantially the same at $4.4 million for the quarters ended September 30, 2009 and 2008. Salaries increased $385,000 due to increased commissions paid primarily to the loan originators in the mortgage subsidiary. Because of the lower interest rates, loan originations due to refinancing of residential loans increased significantly in 2009 compared to the same period in 2008. Other operating expenses increased $85,000 due to the $137,000 increase in the FDIC insurance premiums from the effect of the $61.8 million increase in deposits and the one time assessment credit fully utilized as of December 31, 2008. Also, credit expenses relating to OREO increased $95,000 and various loan expenses, such as appraisals, credit reports, and fees related to collection of loans increased $91,000. These increases were partially offset by the $41,000 decrease in employee benefits, primarily medical expenses, and a $14,000 decrease in professional fees due primarily to a reimbursement of legal fees from the insurance company related to a specific claim. The Corporate Headquarter and the Operations Center were relocated to Columbia, Maryland in March 2009 and various costs decreased in the quarter ended September 30, 2009. In 2009, there was a recovery of $108,000 of the charges recorded in 2008 for closing the Wilkens drive-thru due to negotiating a lease buy out from the landlord.

For the first nine months of 2009, net interest income declined $420,000 or 4% to $10.0 million. The $420,000 decrease in net interest income was due to the 62 basis point decrease in the Company’s net interest margin to 3.45% for the nine months ended September 30, 2009 from 4.07% for the comparable period in 2008. This was a result of yields on interest earning assets decreasing more rapidly than yields on deposits and borrowing costs. The decrease in net interest income from the decrease in the net interest margin was partially offset by the $48.8 million increase in average interest-earning assets.

For the first nine months of 2009, non-interest income was $5.6 million compared to $4.9 million for the same period in 2008, an increase of $651,000 or 13%. This increase was due to the $1.2 million increase in mortgage banking fees and gains and the $24,000 increase in Electronic Banking. These increases were partially offset by the $80,000 decrease in service charges, the $181,000 decrease in brokerage commissions and the $317,000 decrease in gains on securities sales due to the $247,000 other-than-temporary impairment charges related to the debt securities issued by financial institutions compared to the one time $80,000 gain related to the Visa, Inc. initial public offering that occurred in March 2008.

Non-interest expenses were $13.4 million for the first nine months of 2009 compared to $12.9 million for the same period in 2008, an increase of $494,000 or 4%. Salaries increased $144,000 as described above. Other operating expenses increased $754,000 due to the $544,000 increase in the FDIC insurance premiums for the FDIC special assessment, average deposits increasing $35.6 million and the one time assessment credit fully utilized as of December 31, 2008. Also, other real estate owned expenses increased $308,000 and various loan expenses, i.e. appraisals, credit reports, and fees related to collection of loans increased $152,000. These increases were partially offset by the $86,000 decrease in employee benefits, primarily medical benefits and the $60,000 decrease in professional fees due to reimbursement of legal fees from the insurance company related to a specific claim. In 2009, there was a recovery of $108,000 of the charges recorded in 2008 for closing the Wilkens drive-thru due to negotiating a lease buy out from the landlord.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Although the Company believes these forward-looking statements are based on reasonable estimates and assumptions, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct and actual results could differ materially from those expressed or implied by such forward-looking statements and such statements are not guarantees of future performance. The Company undertakes no obligation to update or revise forward looking statements.

A summary of financial information follows. For additional information, contact Francis X. Ryan, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Results of Operations
Net interest income	$3,219,443	$3,517,044	-8%	$10,044,005	$10,464,043	-4%
Provision for loan losses	1,600,000	799,000	100%	2,336,000	997,000	134%
Noninterest income	1,726,683	1,642,103	5%	5,598,806	4,947,993	13%
Noninterest expenses	4,414,375	4,364,975	1%	13,439,660	12,945,849	4%
Income taxes(benefit)	(474,736)	(55,557)	755%	(223,809)	362,591	-162%
Net income (loss)	(593,513)	50,729	-1270%	90,960	1,106,596	-92%
Net income (loss) available to common shareholders	(731,552)	50,729	-1542%	(254,139)	1,106,596	-123%

Per Share
Diluted net income (loss) per common share	-$0.23	$0.02	-1250%	$0.04	$0.42	-90%
Dividends declared per common share	0.04	0.12	-67%	0.20	0.36	-44%
Book value per common share	14.18	12.01	18%	14.18	12.01	18%
Common stock closing price	5.50	8.08	-32%	5.50	8.08	-32%

At September 30
Short term investments	$14,100,460	$910,245	1449%	$14,100,460	$910,245	1449%
Investment securities	65,236,475	74,359,392	-12%	65,236,475	74,359,392	-12%
Gross loans (net of unearned income) (a)	324,133,926	300,028,520	8%	324,133,926	300,028,520	8%
Earning assets	407,346,961	379,593,857	7%	407,346,961	379,593,857	7%
Total assets	430,130,473	404,592,613	6%	430,130,473	404,592,613	6%
Total deposits	339,665,290	277,829,953	22%	339,665,290	277,829,953	22%
Shareholders' equity	36,419,257	30,798,392	18%	36,419,257	30,798,392	18%

Common shares outstanding	2,568,588	2,564,988	0%	2,568,588	2,564,988	0%

Average Balances
Short term investments	$13,075,033	$2,181,056	499%	$7,998,946	$3,069,186	161%
Investment securities (b)	69,954,091	75,955,187	-8%	71,617,713	67,663,238	6%
Gross loans (net of unearned income) (a)	315,504,709	287,008,910	10%	314,412,686	275,529,798	14%
Earning assets	402,409,933	369,146,745	9%	397,781,944	349,010,366	14%
Total assets	418,780,805	390,575,427	7%	412,970,136	370,720,293	11%
Total deposits	326,606,814	269,461,108	21%	310,763,240	275,129,027	13%
Shareholders' equity	36,388,218	30,668,593	19%	34,685,874	32,738,028	6%

Earnings Ratios
Return on average total assets	-0.57%	0.05%	-1191%	0.04%	0.40%	-89%
Return on average shareholders' equity	-6.52%	0.66%	-1086%	0.52%	4.51%	-88%
Net interest margin	3.25%	3.85%	-16%	3.45%	4.07%	-15%

Credit Ratios
Nonperforming assets as a percent of period-end loans and foreclosed real estate	5.02%	4.28%	17%	5.02%	4.28%	17%
Allowance to total loans	1.58%	1.31%	21%	1.58%	1.31%	21%
Net loan losses to average loans	0.15%	0.00%	N/A	0.31%	0.21%	48%

Capital Ratios (period end)
Shareholders' equity to total assets	8.47%	7.61%	11%	8.47%	7.61%	11%
Leverage capital	9.55%	8.49%	12%	9.55%	8.49%	12%
Tier 1 risk-based capital	10.27%	10.19%	1%	10.27%	10.19%	1%
Total risk-based capital	11.47%	11.47%	0%	11.47%	11.47%	0%

(a)	Includes loans held for sale
(b)	Excludes market value adjustment on securities available for sale

CONTACT:
Carrollton Bancorp
Francis X. Ryan, Chief Financial Officer
410-536-7308